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EXHIBIT 10.13

                          MANAGEMENT SERVICE AGREEMENT

         THIS MANAGEMENT AGREEMENT (the "AGREEMENT") is made and entered into with an "EFFECTIVE DATE" of April 10, 2002, by and among Thane International, Inc., a Delaware Corporation ("THANE"), having a principal place of business at 78-140 Calle Tampico, La Quinta, CA 92253, and Biozhem Cosmeceuticals, a Texas Corporation ("BIOZHEM"), having a principal place of business at 11884 Tammy Way, Grass Valley, CA 95949 (singly "PARTY," collectively "PARTIES").

                                    RECITALS

         Biozhem is the licensed distributor of skin care products known as the RevitaCel System(TM) pursuant to its Licensing Agreement with Advanced Tissue Sciences, Inc. ("ATS"), the holder of the patents for the Product ingredients. Biozhem desires to contract with Thane to perform the management and other duties associated with the sale and distribution of the Product within the Territory as set forth herein on the terms and conditions as set forth in this Agreement. All defined terms within this Agreement shall be as more specifically defined in Section 1 below.

         Thane is an international marketing company and desires to provide its services to manage and operate the Project in accordance with the terms and conditions, and in exchange for the compensation provided, herein.

         The Parties, in consideration of the promises and of the mutual covenants and conditions contained in this Agreement, agree as follows.

                                    AGREEMENT

1.       DEFINITIONS.

         (a) ACCOUNTING PROCEDURES. Initially, all Product sales revenues received by Thane from its management of the Project shall be deposited into a bank account that shall be managed by Thane. In addition, Thane shall maintain a separate operating account and shall prepare accurate accounting statements according to generally accepted accounting principals ("GAAP") consistently applied, setting forth all Gross Revenue, Net Revenue, including expenses deducted in determining Net Revenue, Finance Amounts, expenses, assets, liabilities, and other detail as reasonably necessary to verify the foregoing amounts. At such time as the Project becomes self-financing, the Parties shall mutually agree upon an arrangement whereby all Product revenues received by Thane for its management of the Project shall be deposited in a Biozhem bank account that shall be managed by Thane. Thane shall distribute monthly accounting statements, prepared in accordance with GAAP consistently applied, within thirty (30) business days of month's end. Net Revenue shall be disbursed monthly within thirty (30) days of the end of each month, or at other times as determined by mutual agreement.



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         (b) AUDIT RIGHTS. Biozhem shall have the ability and right to inspect and audit all books and records concerning the Product and the Project, including Gross Revenue, Net Revenue, Finance Amounts, costs, unit sales, returns, taxes, expenses, and inventory. Thane's books and records subject to Biozhem's audit rights shall include, without limitation, sales reports, returns reports, and credit card processing reports relative to discount fees and chargebacks, in addition to, in electronic format, applicable computer programs, computer print-outs, computer databases, and computerized spreadsheets. Biozhem, or its duly appointed representative, will conduct the inspection only during normal business hours upon a written request submitted to Thane at least ten (10) business days prior to the day of the inspection or at least thirty-five (35) business days in advance if Thane is conducting its annual independent audit at such time. If required by Biozhem's independent certified public accountant for purposes of preparing its audit, Thane shall provide audited annual accounting statements as part of Thane's annual audited financial statements and charge the Project the marginal cost of such Project audited financial statements. Biozhem shall have the inspection and audit rights hereunder during the Term hereof and the period ending two (2) years after the Termination of this Agreement. Biozhem shall pay for the cost of any such inspection and audit, unless it is determined that for any one (1)-year period there has been an understatement of revenues due hereunder and the amount of such underpayment (excluding interest) exceeds the total actually paid for said one (1)-year period by more than five percent (5%). In such event the reasonable cost of inspection and audit shall be paid by Thane. Any underpayment shown by Biozhem's inspection shall be paid immediately by Thane to Biozhem. Any underpayment or overpayment shown by the Biozhem inspection shall be paid immediately respectively by Biozhem to Thane or Thane to Biozhem

         (c) COMPETING PRODUCT: A competing product is any beauty skin care product other than the Product.

         (d) CUSTOMER LIST: A list of all of Biozhem's future customers related to the Project, commencing from the execution date of this Agreement, and all direct response customer names, addresses and phone numbers generated by Thane from the management of the Project.

         (e) DOMESTIC SALES: Domestic sales shall be all sales from telephone or mail orders pursuant to the Infomercial or any short-form infomercials shown in the United States or any orders resulting from print or catalog advertising distributed in the United States.

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         (f) FINANCE AMOUNTS: Those amounts that Thane has advanced on behalf of the Project, said Finance Amounts to be interest free, to cover the following: all Project related costs, including, without limitation, patent, formulation, producer and talent royalties and royalty milestones all as listed in Section 3.8, inventory purchases, and fulfillment, media and telemarketing costs, and the financing of the outstanding balance of the inventory upon execution of this Agreement.

         (g) GROSS REVENUE: Gross Revenue shall be calculated utilizing GAAP, consistently applied, and shall include any and all revenue received by Thane from the sale of the Product during the Term of this Agreement less any Product returns, cancellations and bad debts.

         (h) INFOMERCIAL: The existing twenty-eight (28) minute commercial promoting the sale of the Product produced for and owned by Biozhem, including all associated intellectual property rights. Biozhem warrants that all claims made in the Infomercial have appropriate substantiation as required by governmental agencies. Upon execution of this Agreement, Biozhem shall provide Thane with a mixed beta master and an unmixed textless master, and all testimonial and other required talent release forms and agreements, and any and all claims substantiation. Biozhem retains ownership of the Infomercial and all associated intellectual property rights including any remixed or edited versions.

         (i) INTERNATIONAL AND NON-DOMESTIC SALES: International and Non-Domestic Sales is defined as all sales other than Domestic Sales, and includes, without limitation, all Internet sales, home shopping channel sales, all sales in Canada and sales in any country other than the United States.

         (j) LICENSING AGREEMENT: The Licensing Agreement between Biozhem Cosmeceuticals and ATS attached hereto as "EXHIBIT A" requiring a royalty payment for use of the NouriCel ingredient.

         (k) "NET REVENUE" shall be calculated in accordance with GAAP, consistently applied, and shall mean the sum remaining after subtracting from Gross Revenue the following expenses fairly and reasonably incurred under the terms of this Agreement: (i) a reasonable amount to create and maintain a rolling reserve fund, initially at twelve percent (12%) of gross revenue but after six (6) months to be reviewed and adjusted monthly to reflect a reasonably accurate actual return rate base on recent historical performance; (ii) payment of all sales taxes; (iii) payment of all actual outbound and inbound fulfillment costs, including shipping fees, handling charges, and merchant account charges; (iv) payment of all gross media/advertising

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         actual costs including standard media commissions paid to third parties and/or paid in-house, depending on media buys and management services provided; (v) actual cost to refurbish return merchandise for resale;
         (vi) all Product purchase, manufacturing, insurance costs; (vii) payment of all royalties as and when due; (viii) payment of all costs and expenses for viewing cassettes and broadcast dubs for television stations and cable networks; (ix) payment of all advances on compensation paid by Thane to Biozhem, the total amortized over a six
         (6) month period, commencing at the beginning of the Term unless Net Revenue to Biozhem exceeds the sum of one hundred and fifty thousand dollars ($150,000) in any one month period, then payment on said advances shall accelerate to one hundred percent (100%) of payment on advances for the balance of the Net Income for that month, such calculation to occur for each month until said advances have been repaid in full; (x) Thane's Management Fee; (xi) payment for reasonable costs for development, production and distribution of marketing materials, if any; (xii) payment for export, documentation and clearance costs, if any; (xiii) payment for travel and entertainment as mutually agreed upon; (xiv) commencing December 1, 2002, a set-aside of a proportionate amount for the payment of milestone royalties;
         provided, however, that Thane shall have no obligation to pay said milestone royalty payments if the Project is in the Recoupment Period, as defined in Section 5.4; and (xv) third party legal fees as mutually agreed upon by the Parties. With respect to any of the foregoing, if Biozhem can produce and market the Product or acquire services of equal quality, as mutually determined by the Parties, at a lower cost, Thane or its subcontractor(s), if any, shall adopt such cost-saving production and/or marketing practices and cost or pricing structure or utilize the lower cost alternative. Unless otherwise provided herein, in no event shall Net Revenue be decreased by costs or expenses attributable to the general administrative or overhead expenses of Thane or any subsidiary or affiliate of Thane.

         (l) PRODUCT: The Product is a set of skin creams, cleanser and serum (collectively known as the "REVITACEL(TM)SYSTEM") as follows: one 4.0 oz bottle of RevitaCel Foaming Cleanser, one 2.0 oz bottle of RevitaCel Activating Serum, one 1.6 oz bottle of RevitaCel Replenishing Complex, one 2.0 oz bottle of 24-Hour Moisturizer, an instructional pamphlet in English, along with Product packaging ("BASIC UNIT"), and two eye skin products as follows: one 50 ml bottle of RevitaCel Firming Eye Gel and one 50 ml bottle of RevitaCel Replenishing Complex (collectively "UP SELL EYE UNIT") as more fully described in that "EXHIBIT B" attached hereto and incorporated herein by reference. The Product includes any improvements to these six (6) named creams, cleanser and serum. Biozhem has applied for a trademark for the name "RevitaCel" and is the licensee of the patents for the proprietary formula contained in the RevitaCel Replenishing Complex. The Product does not include hair, nail, lip or other applications or products not specified on "EXHIBIT B."

         (m) PROJECT: All aspects of the management of the worldwide marketing, selling, and distribution of the Product, limited, however, to those rights as described in the Licensing Agreement, and the accounting for the Product sales, Gross Revenue and Net Revenue (as more specifically

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         described in Section 1 herein), through the marketing channels described below in the Territory, for the Term herein, by airing the Infomercial and utilizing other Product marketing materials.

         (n) TERRITORY: The Territory includes all countries of the world in all possible market areas available today and those that will be available in the future in which Biozhem holds the distribution rights pursuant to and to the extent set forth in the Licensing Agreement, including without limitation: print; retail; radio; television; cable; satellite cable and television; catalog; credit card syndication; continuity club and database; the Internet; and home shopping networks.

2.       WARRANTIES & COVENANTS.

         2.1. THANE. Thane warrants, promises, and covenants that it has the complete right, power and authority to enter into this Agreement, and that it is a corporation duly organized and validly existing under the laws of the State of Delaware, and is duly qualified and in good standing as a foreign corporation authorized to transact business in the State of California. Thane shall use commercially reasonable efforts to manage, sell, market and distribute the Product during the term of this Agreement.

         2.2. BIOZHEM. Biozhem warrants, promises, and covenants that it: (i) is a corporation duly organized and validly exiting under the laws of the State of Texas, and that it has the full corporate right and power to enter into this Agreement; (ii) has the ability, power and authority to grant the rights to Thane as set forth in this Agreement; (iii) will take all steps necessary to protect all intellectual property rights and other property rights of the Product, the Product name, the Product's proprietary formulation, and the Infomercial, including, but not limited to, copyrights, patents, trademarks, releases, contractual rights and releases from talent, and any and all required governmental approvals that currently exist or may exist for the Product for the Term of this Agreement, and will maintain and have the sole and exclusive right during the Term to defend all such rights in full force; (iv) has not and will not knowingly violate any third parties' intellectual property rights; and (v) has disclosed to Thane all agreements, arrangements and encumbrances affecting the Product and/or the Product's financial viability.

         2.3. CONFIDENTIALITY. The Parties each agree not to disclose confidential information regarding the Product's formulations, technical information, designs, drawings, concepts, ideas, sketches, wordings, pricing, cost and expenses, media or marketing strategies, trade secrets, or Customer List, not to disclose confidential information regarding the Infomercial production and airings, and not to disclose confidential information regarding the other Parties, their affiliated companies, their products, their operations,

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or any other company information which may be deemed a trade secret, or is sensitive in nature and not otherwise known to the public, including the contents of this Agreement ("CONFIDENTIAL INFORMATION"), or use such Confidential Information for commercial purpose unless such Confidential Information is readily available to the public, without the prior written consent of the other Party and further shall treat all such Information in strict confidence, and not disclose it to anyone outside of the relevant Party(s') organization. This provision shall survive Termination of this Agreement.

         2.4. NON-COMPETITION. The management rights granted herein are exclusive and Biozhem agrees not to manufacturer, market, authorize a third party to manufacture or market the Product for itself or for third parties in the Territory in competition with Thane's management and marketing efforts during the Term of this Agreement. Thane agrees not to recommend any Competing Product (i) when taking orders for the Product, (ii) communicating with any person on the Customer List or (iii) utilizing the Customer List in any manner to market, sell or distribute any Competing Product; provided, however, that the foregoing shall not preclude Thane from selling Competing Products to customers on the Customer List that were Thane customers prior to the date hereof or directly derived in response to Competing Product advertisement and marketing.

3.       MANAGEMENT DUTIES/MANAGEMENT FEE.

         3.1. MANAGEMENT OF PRODUCT DISTRIBUTION. With respect to Domestic Sales, Thane shall function in a management capacity only, managing directly, or through the use of agents or sub-contractors, all aspects of the marketing, sale and distribution of the Product in the Territory, including, but not limited to, the management of accounts receivable, accounts payable, inbound and outbound fulfillment, customer service, merchant processing, database, inbound continuity club, purchasing, inventory control, air tape trafficking, marketing planning, media planning and buying, Internet sales, direct response print, package inserts, after-market sales, and accounting and operational reporting (collectively "MANAGEMENT DUTIES"). Thane shall use commercially reasonable efforts to manage such Product distribution. All revenues, costs, inventories, account receivables, and profits generated from Thane's management services remains the sole property of Biozhem. Thane shall consult with Biozhem on an ongoing basis and seek Biozhem's input and approval of Thane's overall marketing plan, product pricing, distribution, obtaining new manufacturers and suppliers, changes in Product formulations or configurations, creative approval of marketing materials, and other management issues requested by Biozhem. Biozhem shall use commercially reasonable efforts in obtaining direct contractual relationships between its current manufacturers, suppliers, vendors, and Thane, and shall assist Thane in all ways necessary to ensure a successful and smooth transition of the existing marketing activities. Thane's right to manage and market the Product throughout the Territory shall be exclusive, subject to any Early Terminating Event, as described in Section 5.2. Thane shall abide by all national, state and local laws.

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         3.2. MANUFACTURE/INSURANCE. Thane will have the sole and exclusive responsibility to control all manufacturing aspects of the Project and shall be responsible for establishing and maintaining appropriate standards of quality for the manufacture of the Product, excepting that Thane shall use Biozhem's designated manufacturer and suppliers and may not utilize new or additional manufacturers and suppliers without Biozhem's prior written approval. Thane shall acquire and maintain adequate product liability insurance for the Product, for not less than two million dollars, in full force for the Term of this Agreement, with Biozhem named as an additional insured under a standard broad form vendor endorsement to the policy; provided, however, that the Project shall pay for its relative share of the cost of such product liability insurance policy with an annual audit adjustment.

         3.3. USE OF SUBCONTRACTORS. Notwithstanding Section 11 prohibiting assignment of this Agreement, Thane may subcontract any and all Management Duties to its agents and subcontractors, including subcontracting to a subsidiary, parent or other affiliated company, so long as such subsidiary, parent, or affiliates provide such services at or below market price, and their services are of like quality as mutually agreed upon by the Parties.

         3.4. THANE DISTRIBUTION. For International and Non-Domestic Sales, other than Canada, which is set forth in Section 3.5, Thane shall acquire the Product at the prices set forth in this Section 3.4 and sell the Product within the countries and via the channels for its own account and at its own expense. Thane shall use its best efforts to reasonably sell and distribute the Product under this Section 3.4. All Product to be sold in all countries other than the United States or as provided in Section 3.5, shall be purchased by Thane at $15US per Basic Unit; provided, however, that Product for all Internet sales shall be purchased at $35US. All Product sold via QVC or home shopping network shall be sold in accordance with Biozhem's contract with Fox Marketing. Up Sell Eye Units shall be purchased at $3.75US per Up Sell Eye Unit. Purchase terms for all sales shall be net 30 days, FOB point of manufacture. Components of the Product shall be purchased for a comparable purchase prices. The Management Fee defined in Section 3.9 shall not apply to any International and Non-Domestic Sales. Thane shall notify Biozhem if it does not intend to market in a particular international country/territory. If Thane so notifies Biozhem of its intent not to market in a particular international country/territory or if there are no purchase orders for the Product within a particular international country/territory within the first nine (9) months of this Agreement, all rights to said country/territory under this Agreement shall revert to Biozhem ("REVERTED TERRITOR(IES)". At Biozhem's sole and absolute discretion, it shall have the right, but not the obligation, to utilize the services of any company other than Thane to market and distribute Product in a Reverted Territory and Thane shall receive no payment for sales in said Reverted Territory. In the alternative, Biozhem may, in its sole and absolute discretion, elect to choose Thane and Thane would hereby agree to sell to Biozhem the Product for sales in a Reverted Territory and to pick and pack the product for Biozhem to pick up at the fulfillment house, all for a price of one hundred and seven percent (107%) of Thane's cost of production. Thane shall account to Biozhem for costs of production with respect to such Product pursuant to Section 3.1 but otherwise, the duties set forth in Section 3.1 shall not apply to Thane with respect to such Product.

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         3.5. SALES WITHIN CANADA. With respect to all sales to customers within
Canada, Thane shall receive a management fee of two percent (2%) of the Gross Revenue. The Parties agree to divide the net profits from such sales, as determined by GAAP, consistently applied, on an equal basis. The provisions set forth in Section 1(k), Net Revenue, with respect to cost savings and prohibition against overhead allocation, and the provisions of Section 3.3, shall both apply to Thane's management of the Canadian market. The Parties shall determine the application of this Section 3.5 in good faith in accordance with normal business customs.

         3.6. FINANCE PROJECT COSTS. Thane shall finance, by advancing on behalf of the Project, interest free funds to cover the Finance Amounts ("FINANCE"), and, upon execution of this Agreement, Thane shall assume management of the existing Product inventory, and Finance the outstanding balance of same, but not to exceed the value of such inventory. Thane shall recoup all Finance Amounts as described in Section 1(k), Net Income.

         3.7. MANAGEMENT OF CUSTOMER LIST. The Parties agree that the Customer List shall be solely owned by Biozhem, however, during the Term herein, only Thane shall manage the Customer List in accordance with all applicable local, state and federal privacy and trade secret laws. Biozhem shall at all times have the right to view, copy, and use the Customer List for purposes other than sale of the Product during the Term of this Agreement. Thane shall not sell or lease the Customer List to third parties without Biozhem's prior written consent, which consent may be withheld in its sole and absolute discretion.

         3.8. DISBURSE TALENT, PRODUCER, FORMULATOR AND PATENT ROYALTIES. Thane shall be responsible for accounting for and Finance of "PRODUCT ROYALTIES" and disbursing pursuant to this Agreement the amounts due and owing to ATS, Beauty Resource, Inc., Lindsay Wagner, Script to Screen, Inc., Marion Simms and Charles Keenan, MD, in accordance with the royalty structures set forth on "EXHIBIT C" hereto; provided further that Thane shall also be responsible to Finance the payment for the April 19, 2002 royalty payment to Lindsay Wagner and the April 30, 2002 royalty payment to ATS; provided further, however, that Thane shall have no obligation to pay said royalty payments if the Project is in the Recoupment Period, as defined in Section 5.4.

         3.9. THANE'S MANAGEMENT FEE. As compensation for Thane's Management Duties herein, beginning on the date of Thane's first air date of the Infomercial, Thane shall receive a "MANAGEMENT FEE" equal to seven percent (7%) of the Gross Revenue of all Product Domestic Sales generated by Thane and its subsidiaries.

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         3.10. PROJECT LOSSES. Thane shall not be responsible for any losses incurred by Biozhem unless directly caused by Thane's gross negligence or willful mismanagement of the Project.

         3.11. MOVING AND MANAGEMENT OF EXISTING DATABASE. Upon execution of this Agreement, Biozhem shall pay the costs associated with moving its existing customer database to a location designated by Thane. Thane shall manage said existing customer database separately from the Project and the Customer List in return for a management fee of seven percent (7%) of the Gross Revenue generated by sales to customers on that existing customer database, including continuity customers. Biozhem shall pay Thane all reasonable costs incurred by Thane in providing, picking, packing and shipping the Product. All revenue from this existing customer database, less Thane's seven percent (7%) management fee and Thane's costs pursuant to this Section 3.11, shall belong to Biozhem, and shall not be subject to any other terms of this Agreement. At such time as there are no further orders from this existing customer database, and no further legal requirements to retain such information, Thane shall promptly return to Biozhem the records and information contained in this customer database.

         3.12. MEDIA TEST. Upon execution of this Agreement, Thane shall, within thirty (30) days of the execution date, edit the Infomercial to change the claim of reduction in fine lines and wrinkles to sixty percent (60%), and retest the Infomercial using comparable media at comparable rates as used previously in the Biozhem test ("MEDIA TESTING PERIOD").

4.       DISBURSEMENT OF BIOZHEM REVENUES/ADVANCES.

         4.1. NET REVENUE ACCOUNTING/PAYMENT. Thane shall determine, account, and pay to Biozhem Net Revenue in accordance with its Accounting Procedures, and subject to all Audit Rights.

         4.2. EXECUTION ADVANCE. Under the terms of this Section 4.2, Thane shall pay to Biozhem, six hundred thousand dollars ($600,000) as an "EXECUTION Advance" against future Net Revenue compensation. The Execution Advance shall be on a NON-REFUNDABLE BUT RECOUPABLE BASIS, as defined in Section 5.4 below, and shall offset any and all Net Revenue compensation due and payable to Biozhem hereunder. Thane shall pay two hundred and fifty thousand dollars ($250,000) of the Execution Advance upon execution of this Agreement. The three hundred and fifty thousand dollar ($350,000) balance of the Execution Advance shall be due and payable on or before the end of the Media Testing Period, if Thane determines that the media test results of Section 3.12 warrant continuing the Project.

         4.3. ROLL-OUT ADVANCE. On or before ninety days (90) days from Thane's first air date of the Infomercial, Thane shall pay to Biozhem an additional "ROLL-OUT ADVANCE" of six hundred thousand dollars ($600,000). The Roll-out Advance shall be on a non-refundable but recoupable basis and shall offset any and all Net Revenue compensation due and payable to Biozhem hereunder. If Thane fails to pay the $600,000 Roll-out Advance by September 15, 2002, Biozhem may terminate this Agreement in accordance with Section 5.2 herein.

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         4.4. NON-REFUNDABLE EXCEPTION. Monies advanced herein shall be on a non-refundable basis, excepting that advanced monies shall be refundable to reimburse Thane's out-of-pocket costs upon termination of this Agreement by the an event which materially impairs Thane's ability to manage the Project as contemplated herein, including without limitation, Biozhem misrepresenting a material fact herein, and action on the part of governmental authorities preventing substantial performance of this Agreement.

5.       TERM/TERMINATION.

         5.1. TERM. The term of this Agreement shall begin on the Effective Date and continue for one year after the first air date of the Infomercial, such date to be no later than forty-five (45) days after signing this Agreement ("INITIAL TERM"). The Initial Term shall be automatically renewed for additional one year periods thereafter, so long as Thane has met its Minimum Performance Disbursements set forth below, and subject to Section 5.2 ("TERM").

         5.2. EARLY TERMINATING EVENTS. This Agreement may be terminated upon 30 days written notice to the other Party ("TERMINATION DATE"), upon the occurrence of any one or more of the following events:

         (a) Thane fails to pay the balance of the Execution Advance on or before the end of the Media Testing Period;

         (b) Thane fails to pay the Roll-out Advance by September 15, 2002;

         (c) Thane reasonably determines the Project is no longer financially feasible. Thane shall have no further obligation to Finance the Project upon termination, but shall continue to manage the wind down of the Project as provided for herein and shall disburse Patent, Producer and Talent Royalties on Product sold;

         (d) If either Party is declared insolvent or bankrupt, or makes an assignment for the benefit of creditors, or a receiver is appointed or any proceeding is demanded by, for or against the other under any provision of the Federal Bankruptcy Act or any amendment thereof which is not removed within sixty (60) days after notice from the non-bankrupt party;

         (e) Thane fails to meet its Minimum Performance Disbursements, as defined below; or

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         (f) Either Thane or Biozhem breaches a material provision of this
         Agreement ("MATERIAL BREACH") and such breach remains uncured for a period of sixty (60) days after the non-breaching party informs the breaching party in writing of the existence of the Material Breach.

         5.3. MINIMUM PERFORMANCE DISBURSEMENTS. Upon 30 day written notice to Thane, Biozhem may terminate this Agreement if Thane fails to disburse to Biozhem five million dollars ($5,000,000) by the end of the Initial Term or by failing to disburse additional five million dollar ($5,000,000) amounts yearly for the extended term hereafter. Thane may advance monies to Biozhem in order to meet the Minimum Performance Disbursement, which advances may be recoupable against Net Revenues in the subsequent years.

         5.4. WIND-DOWN/RECOUPMENT OF COSTS. Following the expiration, termination or early termination of this Agreement, for any reason, all rights to manage the marketing of the Product shall revert to Biozhem, excepting that Thane shall retain the right to market the Products to the then existing customers on the Customer List, on an exclusive basis, UNTIL SUCH TIME AS IT HAS RECOUPED the following costs and payments that have not yet been repaid to Thane ("RECOUPMENT PERIOD"): (i) any and all advances made to Biozhem during the Term herein; (ii) all milestone royalties advanced to Talent, Producer or Patent Owner; (iii) all Management Fees earned; and (iv) all financing and operational deficits for Management Duties related to Domestic Sales, excluding those costs incurred after the Termination Date, but including without limitation, inventory costs, returns, and chargebacks; provided however, that Biozhem shall have the right, but not the obligation, to buy out these above listed recoupment costs; provided, further, that the first seven percent (7%) of all Adjusted Gross Revenue (as defined at the end of this section 5.4) shall be paid to Biozhem on a monthly basis until the Recoupment Period has ended. Following the Recoupment Period, Thane shall have no further rights to market, distribute or sell the Product and shall cease any further use of the Customer List. During the Recoupment Period, Biozhem may market, sell and distribute the Product to new customers. For the purposes of this Section 5.4 only, "ADJUSTED GROSS REVENUE" shall mean all gross revenue received by Thane from sales of the Product, less shipping and handling charges received from customers, returns, credits, bad debt, payment of any applicable sales taxes, and a rolling return reserve initially set at twelve percent (12%) of Gross Revenue, and subsequently adjusted to reflect the actual return rate when such becomes known.

         5.5. RETURN OF MATERIALS. Following the termination of the Recoupment Period, as defined in Section 5.4, Thane shall have ten (10) days to return the following materials to Biozhem, and further shall retain no copies of same: (i) the Infomercial and any associated masters produced by Biozhem and associated testimonials, talent release forms and agreements and claims substantiation that Biozhem provide to Thane; (ii) all but one copy of the Licensing Agreement, said copy to be used solely for auditing and potential litigation purposes; and (iii)

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the Product and all components thereof, the same to be purchased by Biozhem at
Thane's cost of production; provided however that Thane may retain an amount of the Product reasonably required to fulfill its prior sales commitments. Following the end of the Recoupment Period, Thane shall return within thirty
(30) days all Confidential Information that originated with Biozhem that can reasonably be returned and shall not utilize any such information that cannot reasonably be returned to Biozhem. It is the Parties intent that Thane may use the Customer List for six (6) months after end of the Recoupment Period solely for the purpose of fulfilling any legal requirements that Thane may have relating to sales of the Product. Thereafter, Thane shall promptly return to Biozhem all copies of the Customer List in its possession or under its control.

6.       INDEMNIFICATION.

         6.1. BIOZHEM. Biozhem agrees to defend and hold Thane, its successors, assigns, licensees, agents, associates, subsidiary and parent companies, directors and employees harmless from any and all claims, damages, costs and expenses, attorney's fees, damages, recoveries, and settlements which arise from, or may arise out of, any representation, claim, statement, promise, warranty, and presentation that Biozhem makes about the Product, from any infringement of Biozhem on the intellectual property rights of another, and from the breach by Biozhem of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement.

         6.2. THANE. Thane agrees to defend and hold Biozhem, its successors, assigns, licensees, agents, associates, subsidiary and parent companies, directors and employees harmless from any and all claims, damages, costs and expenses, attorney's fees, damages, recoveries, and settlements which arise from, or may arise out of, any representation, claim, statement, promise, warranty, and presentation that Thane makes about the Product, or that any of Thane's representatives, sales people, public relations people, agents, and marketing people make about the product , which Biozhem has not approved or ratified, from product liability and Product defects, and from the breach by Thane of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement.

         6.3. DEFENSE. If either Party is sued in any court for damages by reason of any of the acts of the other Party referred to herein, such other Party shall defend said action (or cause same to be defended) at its own expense and shall pay and discharge any judgment that may be rendered in any such action; if such other Party fails or neglects to so defend in said action, the Party sued may defend the same and any expenses, including reasonable attorneys' fees, which it may pay or incur in defending said action and the amount of any judgment which it may be required to pay shall be promptly reimbursed upon demand. Nothing herein is intended to nor shall it relieve either Party from liability for its own act, omission or negligence.

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7. INDEPENDENT AND SEPARATE ENTITIES. Thane and Biozhem enter into this
Agreement as separate and independent corporations, businesses and companies. Thane and Biozhem will be responsible for the payment of all compensation, wages, taxes, dues, employment benefits and operating expenses in connection with the separate operations of their respective businesses, corporations and companies. This Agreement does not create a partnership, agency or joint venture relationship between Thane and Biozhem. Thane and Biozhem agree that neither will, nor permit any person or entity acting for or on its behalf to, bind or obligate the other Party, or represent to have such authority, without the express prior written approval of the other Party.

8. ENTIRE AGREEMENT/AMENDMENTS. This Agreement contains the entire understanding of the Parties with respect to the management services for the Product, and supercedes all prior agreements and understandings with respect thereto. No amendment to this Agreement shall be effective unless set forth in a written instrument executed by the Parties.

9. CONTROLLING LAW/ENFORCEMENT. The laws of the State of California will govern the interpretation of this Agreement, and the rights and obligations of the Parties to it, without regard to the State's conflict of laws principles. If any party to this Agreement retains the services of an attorney, requests an arbitration, or files a lawsuit to enforce the arbitration award, for the purpose of enforcing the terms and conditions of this Agreement, an arbitrator or court may award the prevailing party costs and expenses, including reasonable attorney's fees.

10. ARBITRATION. Any dispute between the Parties hereto shall be resolved by binding arbitration in Riverside County, California pursuant to the then-existing arbitration rules of the American Arbitration Association. The Parties agree that the courts of Riverside County, California shall have jurisdiction to enforce the arbitrator's award, and the parties agree to submit to the jurisdiction of such courts for the purposes of any such enforcement action or any action in aid of the arbitrator's authority. The Parties hereby stipulate that they shall have a right to discovery on reasonable terms and conditions (as determined by the arbitrator in the event the parties cannot decide), as provided in Section 1283.05 of the California Code of Civil Procedure, but such discovery shall be conducted promptly and without unreasonably delaying the hearing of the dispute. In any event, the date of arbitration shall be set no later than sixty (60) days after service of the notice of arbitration. In any arbitration or enforcement action, the prevailing party shall be entitled to its reasonable attorneys' and accountants' fees and costs. Service of any claim, arbitration or litigation hereunder may be made against a Party hereto by service according to the same procedure set forth herein for service of notice to such Party.

11. NO ASSIGNMENT. Except as provided in Section 3.3 on subcontracting, Thane shall not have the right to assign this Agreement without Biozhem's prior written approval and any assignment not approved by Biozhem shall be null and void, and of no force or effect; provided, however, that Thane shall have the right to assign this Agreement to any person or entity acquiring substantially

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all of Thane's assets or into which or with which Thane might merge or consolidate, provided that the purchaser of assets assumes in writing all obligations under this Agreement. Biozhem shall have the right to terminate this Agreement if Thane attempts to assign this Agreement in violation of this
Section 11.

12. NOTICES. Any and all notices and demands by any Party shall be in writing and shall be validly given or made only if personally delivered or deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, or if made by Federal Express or other similar delivery service, with proof of delivery, or confirmed receipt e-mail or facsimile. Service shall be conclusively deemed made upon: receipt if personally delivered; or two (2) days after having been mailed; or twenty-four (24) hours after being delivered by an overnight delivery service, whichever is sooner. Notices shall be addressed as follows:

         Biozhem:          Biozhem Cosmeceuticals
                           11884 Tammy Way
                           Grass Valley, CA 95949
                           Attention: James Chapin, CEO
                           Tel: 530-271-1911
                           Fax: 530-271-7477
                           Jim.Chapin@Biozhem.com
                           ----------------------

         Thane:            Thane International, Inc.
                           78-140 Calle Tampico, #207
                           La Quinta, CA 92253
                           Attention: Legal Department
                           Fax:(760) 777-0214
                           Tel: (760) 777-0217
                           Kallen@thaneinc.com
                           -------------------
                           Mtaylor@thaneinc.com

13. SEVERABILITY. In the event any part of this Agreement is held by the final order of any court, arbitration panel, tribunal or administrative agency having jurisdiction over this Agreement or the subject matter hereof, to be invalid, contrary to law, public policy or otherwise unenforceable, such part or parts will be severed here from and will not affect any other part or parts of this Agreement. The Parties will promptly negotiate substitute provisions for those rendered or declared unlawful, retaining as much of the intent of the original provisions as is practicable without the defects which caused them to be unlawful.

14. WAIVERS. Delay or failure by either Party to enforce any right or remedy available to it under this Agreement or at law or in equity, on account of the other Party's breach or repeated failure to perform a duty or an obligation under this Agreement will not constitute a waiver by such Party of such right or remedy in respect to the same or any subsequent breach or failure by the other Party. Any waiver must be in writing and signed by the Party to be charged.

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15. BINDING EFFECT. The rights and obligations of the Parties under this
Agreement shall inure to the benefit of and be binding on their respective successors and permitted assigns.

16. FURTHER ASSURANCES. The undersigned represent and warrant that they shall do all acts and execute and deliver all documents necessary, convenient or desirable to further the provisions and purposes of this Agreement.

17. NO PRESUMPTION. It shall be presumed that each party jointly drafted this Agreement, and no other presumption of any kind shall inure or apply with regard thereto or concerning the interpretation or construction of this Agreement in the event of any ambiguities.

18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. All counterparts so executed shall constitute one agreement binding upon all parties, notwithstanding that all parties are signatory to the original or the same counterpart.

19. SURVIVABILITY. Sections 1, 2.3, 3.7, 3.11 and 6 shall survive the Termination of this Agreement.

20. FACSIMILE SIGNATURES. Facsimile signatures shall be deemed original signatures for purposes of this Agreement, with such facsimile signatures having the same legal effect as original signatures.

21. TITLES, HEADINGS AND CAPTIONS. All titles, headings, and captions used in this Agreement have been included for administrative convenience only and do not constitute matters to be construed in interpreting this Agreement.

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         IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the Effective Date herein.

BIOZHEM COSMECEUTICALS                      THANE INTERNATIONAL, INC.

/s/ James Chapin                            /s/ Mark Taylor
---------------------------                 ------------------------------
By: James Chapin, CEO                       Mark Taylor, President and COO
EIN: _____________________

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